EXHIBIT 4.12

      THIS JOINT VENTURE AGREEMENT is made the 3rd day of February 2002

      BETWEEN: Canneft Inc., a company incorporated and existing under the Laws of Province of Alberta, Canada (hereinafter called "CNI" which expression shall include the permitted successors in title transferees and assigns of CNI)

                                 OF THE ONE PART

      AND: Tracer Petroleum Corporation, a federally-incorporated company in Canada (hereinafter called "TPC" which expression shall include the permitted successors in title transferees and assigns of the TPC)

                                OF THE OTHER PART

WHEREAS:

      (A) CNI has exclusive negotiation rights and has a protocol, signed March 26, 2001, with Turkmengeological to complete a Joint Operating Agreement and form a Joint Operating Company for the purposes of securing a Production Sharing Agreement ("PSA") for the Adzhiyap project in southwest Turkmenistan (the "Project").

      (B) By an agreement dated the 3rd of February 2002 (the "Joint Venture Agreement") made between CNI and TPC, the parties agree to form a mutually-beneficial Joint Venture for the development of the Project. This Joint Venture refers solely to the combined working interests of CNI and TPC in the Project, as well as whatever additional non-Turkmenistan parties join the Project.

      (C) TPC agrees to advance to the Joint Venture US$30,000 per month for 5 months, starting on February 15, 2002, to cover the remaining estimated costs to secure the PSA.

      (D) TPC and CNI will use their best efforts to secure a competent technical partner to join the Project as Operator. This Operator may or may not wish to invest in the Project as a part of the Joint Venture with CNI and TPC. If this Operator does not invest in the Project, then it will act solely as a contracted Operator. The involvement of a technically-competent Operator is crucial to securing a PSA for the Project, and the choice of Operator will be subject to approval of the Competent Body in Turkmenistan.


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      (E)   If the Operator chooses not to invest in the Project as a working interest holder in the Joint Venture, then TPC will have the option to earn a 60% interest in the Joint Venture by investing 100% of the capital required to develop the Project. The amount of capital required is subject to completion of a Joint Operating Agreement, which will require approval of CNI and TPC. It is currently estimated that up to US$25 million of outside capital (i.e. net of cash flow) will be required for the Project. For providing 100% of the capital, TPC will receive 90% of the distributable cash flow for the Joint Venture until achievement of invested fund payout, and 60% after payout.

      (F) If the Operator chooses to invest in the Project as a partner in the Joint Venture, TPC will have the option to earn a minimum 20% in the Joint Venture by providing its pro-rata share of the required capital for the Project (i.e. 20/60 equals 1/3 of the required capital), and will earn its pro-rata share of distributable cash flow as in (E) above. TPC will also have the option of earning whatever remaining interest in the Joint Venture between 20% and 60% that is not taken up by the Operator.

      (G) CNI and TPC agree to use their best efforts to secure a PSA for the Project as soon as is practicable.

      (H) CNI and TPC will work on a timely-basis to complete the necessary formal Joint Operating Agreement and other agreements that will guide the Joint Venture between CNI and TPC.

      (I) TPC's involvement in the Project may be subject to approval of the Competent Body in Turkmenistan.

      (J) This agreement is subject to the consent of the Board of Directors of both, CNI and TPC, and shall be governed and construed solely according to the Laws of the Province of Alberta, Canada.

IN WITNESS WHEREOF Canneft Inc. has caused its Common Seal to be hereunto affixed by and this Joint Venture Agreement to be signed by its duly authorized persons in that behalf the day and year first above written.

THE COMMON SEAL of
Canneft Inc. was hereunto

affixed by Henk Jelsma                    Per:_______________________
                                                 President and CEO

and by                                    Per:_______________________
                                                      Director


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AND Tracer Petroleum Corporation has agreed to the terms of this Joint Venture
Agreement as signed by the duly authorized persons in that behalf the day and year first above written.


Per: __________________________________________
      David Robinson, President, CEO & Director


Per: __________________________________________
      David W. Harrison, Corporate Secretary


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